Exhibit 99.1

CHERRY HILL MORTGAGE INVESTMENT CORPORATION
ANNOUNCES FIRST QUARTER 2017 RESULTS

MOORESTOWN, NJ – May 9, 2017 — Cherry Hill Mortgage Investment Corporation (NYSE: CHMI) (“Cherry Hill” or the “Company”) today reported results for the first quarter of 2017.

First Quarter 2017 Highlights

•	GAAP net income applicable to common stockholders was $22.2 million, or $2.90 per diluted share, for the first quarter 2017
•	Core earnings were $4.8 million, or $0.63 per share, for the first quarter 2017
•	Completed follow-on offering of 5.2 million shares of common stock, raising approximately $81.1 million in net proceeds
•	Book value of $20.10 per share at March 31, 2017, a 1.9% decrease net of the Company’s first quarter dividend
•	Declared regular dividend of $0.49 per share; annualized dividend yield at market close was 11.4% at May 8, 2017
•	Aggregate portfolio leverage stood at 3.06x at March 31, 2017
•	Received approval from Ginnie Mae to acquire MSRs on loans backing Ginnie Mae securities and completed the sale of its Excess MSR portfolio

“During the first quarter of 2017 we completed the Excess MSR sale, obtained purchase approval from Ginnie Mae and successfully completed our first offering since the IPO,” stated Jay Lown, President and Chief Executive Officer of Cherry Hill Mortgage Investment Corporation.  “We believe that our increased financial strength and Ginnie Mae approval will allow us to participate in a larger universe of MSR offerings.”

Operating Results

Cherry Hill reported GAAP net income applicable to common stockholders for the first quarter of 2017 of $22.2 million, or $2.91 per basic weighted average common share outstanding and $2.90 per diluted weighted average common share outstanding. The reported GAAP net income was determined based primarily on the following: $3.6 million of net interest income, $3.3 million of net servicing income, a net realized loss of $0.3 million on the RMBS portfolio, a net realized gain on the Excess MSR portfolio of $6.7 million, a net realized loss of $1.0 million on derivatives, a net unrealized gain of $1.1 million on derivatives, a net unrealized gain of $12.3 million on the MSR portfolio and general and administrative expenses and management fees paid to Cherry Hill’s external manager in the aggregate amount of $1.9 million.

Core earnings for the first quarter of 2017 were $4.8 million, or $0.63 per basic and diluted weighted average common share outstanding. For a reconciliation of GAAP net income to non-GAAP core earnings, please refer to the reconciliation table accompanying this release.

	Three Months Ended March 31,
	2017	2016
Income
Interest income	$6,078	$5,188
Interest expense	2,431	1,657
Net interest income	3,647	3,531
Servicing fee income	4,574	1,495
Servicing costs	1,227	402
Net servicing income (loss)	3,347	1,093
Other income (loss)
Realized gain (loss) on RMBS, net	(256)	320
Realized gain (loss) on investments in Excess MSRs, net	6,678	-
Realized gain (loss) on derivatives, net	(1,017)	(1,461)
Unrealized gain (loss) on derivatives, net	1,082	(5,198)
Unrealized gain (loss) on investments in Excess MSRs	-	(2,307)
Unrealized gain (loss) on investments in MSRs	12,312	(2,232)
Total Income	25,793	(6,254)
Expenses
General and administrative expense	975	808
Management fee to affiliate	892	690
Total Expenses	1,867	1,498
Income (Loss) Before Income Taxes	23,926	(7,752)
(Benefit from) provision for corporate business taxes	1,339	(590)
Net Income (Loss)	22,587	(7,162)
Net (income) loss allocated to noncontrolling interests	(409)	99
Net Income (Loss) Applicable to Common Stockholders	$22,178	$(7,063)
Net income (Loss) Per Share of Common Stock
Basic	$2.91	$(0.94)
Diluted	$2.90	$(0.94)
Weighted Average Number of Shares of Common Stock Outstanding
Basic	7,634,038	7,509,543
Diluted	7,640,348	7,519,038

Unaudited.  Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.

Net unrealized gain on the Company’s RMBS portfolio for the first quarter 2017 was approximately $1.4 million.

	Three Months Ended March 31,
	2017	2016
Net income (loss)	$22,587	$(7,162)
Other comprehensive income (loss):
Net unrealized gain (loss) on RMBS	1,416	7,652
Reclassification of net realized (gain) loss on RMBS in earnings	256	(320)
Other comprehensive income (loss)	1,672	7,332
Comprehensive income (loss)	$24,259	$170
Comprehensive income (loss) attributable to noncontrolling interests	440	2
Comprehensive income (loss) attributable to common stockholders	$23,819	$168

Unaudited.  Dollar amounts in thousands. Certain prior period amounts have been reclassified to conform to current period presentation.

Portfolio Highlights for the Quarter Ended March 31, 2017

The Company realized interest income of $0.5 million from the Excess MSR portfolio prior to its sale in February, servicing fee income of $4.6 million from its MSR portfolio, other income of $19.0 million primarily relating to the sale of the Excess MSR portfolio, and realized interest income of $5.6 million from its RMBS portfolio. Other income was primarily the result of the gain on sale of the Excess MSR Pool 2, and the increase in the value of the Ginnie Mae MSRs between the time those MSRs were identified to the trade and the closing of the transaction. The servicing fee income was elevated due to the addition of $4.5 billion of Ginnie Mae MSRs as of February 1, 2017.  Carrying value of the MSR portfolio ended the quarter at $76.7 million, due to the completion of the sale of the Company’s Excess MSR assets and the acquisition of the Ginnie Mae MSRs.  Net interest spread for the RMBS portfolio stood at 1.42% and the debt-to-equity ratio on the aggregate portfolio ended the quarter at 3.06x.

The RMBS portfolio had a book value of approximately $1.144 billion and a carrying value of approximately $1.139 billion at quarter end March 31, 2017.  The portfolio had a weighted average coupon of 3.8% and weighted average maturity of 25 years.

In order to mitigate duration risk and interest rate risk associated with the Company’s RMBS, Cherry Hill used interest rate swaps, swaptions, TBAs, Treasury futures and options on Treasury futures.  At quarter end of March 31, 2017, the Company held interest rate swaps with a notional amount of $610.0 million, swaptions with a notional amount of $80.0 million, Treasury futures with a notional amount of $37.5 million and options on Treasury futures with a notional amount of $15.0 million.

As of March 31, 2017, Cherry Hill’s GAAP book value was $20.10 per diluted share, a 1.9% decrease net of the first quarter dividend, from book value per share of $20.49 as of December 31, 2016.

Dividend

On March 8, 2017, the Board of Directors declared a quarterly dividend of $0.49 per share of common stock for the first quarter of 2017. The dividend was paid in cash on April 25, 2017 to stockholders of record as of the close of business on March 20, 2017.

Core Earnings

Core earnings is a non-GAAP financial measure and is defined by the Company as GAAP net income (loss) applicable to common stockholders, excluding realized gain (loss) on RMBS, realized and unrealized (gain) loss on investments in Excess MSRs and MSRs, realized and unrealized gain (loss) on derivatives, and changes in fair value of MSRs primarily due to realization of expected cashflows (runoff). Core earnings are adjusted to exclude outstanding LTIP-OP units in our Operating Partnership. Additionally, core earnings excludes (i) any tax (benefit) expense on unrealized (gain) loss on MSRs and (ii) any estimated catch up premium amortization (benefit) cost due to the use of current rather than historical estimates of constant prepayment rates for amortization of Excess MSRs. Core earnings are provided for purposes of comparability to other issuers that invest in residential mortgage-related assets. The Company believes providing investors with core earnings, in addition to related GAAP financial measures, gives investors greater transparency into the Company’s ongoing operational performance. The concept of core earnings does have significant limitations, including the exclusion of realized and unrealized gains (losses), and may not be comparable to similarly-titled measures of other peers, which may use different calculations. As a result, core earnings should not be considered a substitute for the Company’s GAAP net income (loss) or as a measure of the Company’s liquidity.

Core earnings for the quarter were enhanced by slower CPR speeds on the Company’s conventional MSRs and the prepayment protection for the Ginnie Mae MSRs under the related purchase agreement. That feature expires in the second quarter of 2017.  In addition, due to the timing of the capital raise, the weighted average number of shares used in the calculation of core earnings per share is substantially less than the actual number of shares outstanding at quarter end.

The following table provides a reconciliation of net income to core earnings for the three months ended March 31, 2017 and 2016:

	Three Months Ended March 31,
	2017(¹)	2016(¹)
Net income (loss)	$22,587	$(7,162)
Realized (gain) loss on RMBS, net	256	(320)
Realized (gain) loss on investments in Excess MSRs, net	(6,678)	-
Realized (gain) loss on derivatives, net	1,017	1,461
Unrealized (gain) loss on derivatives, net	(1,082)	5,198
Unrealized (gain) loss on investments in Excess MSRs	-	2,307
Unrealized (gain) loss on investments in MSRs	(12,312)	2,232
Tax (benefit) expense on unrealized (gain) loss on MSRs	1,351	(629)
Estimated “catch up” premium amortization (benefit) cost	-	1,617
Changes due to realization of expected cash flows	(953)	(478)
Yield maintenance income	750	-
Total core earnings:	$4,936	$4,226
Core earnings attributable to noncontrolling interests	(89)	(58)
Core Earnings Attributable to Common Stockholders	$4,847	$4,168
Core Earnings Attributable to Common Stockholders, per Share	$0.63	$0.55
GAAP Net income (Loss) Per Share of Common Stock	$2.91	$(0.94)

Unaudited.  Dollar amounts in thousands, except per share amounts. Certain prior period amounts have been reclassified to conform to current period presentation.
(¹)Reflects revised method of calculating MSR amortization.

Additional Information

Additional information regarding Cherry Hill’s financial condition and results of operations can be found in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the Securities and Exchange Commission on May 9, 2017.  In addition, an investor presentation with supplemental information regarding Cherry Hill, its business and its financial condition as of March 31, 2017 and its results of operations for the first quarter of 2017 has been posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. Cherry Hill will discuss the investor presentation on the conference call referenced below.

Webcast and Conference Call

The Company’s management will host a conference call today at 5:00 P.M. Eastern Time. A copy of this earnings release and the investor presentation referenced above will be posted to the Investor Relations section of Cherry Hill’s website, www.chmireit.com. All interested parties are welcome to participate on the live call. A simultaneous webcast of the conference call will be available to the public on a listen-only basis at www.chmireit.com. Please allow extra time prior to the call to visit the site and download any necessary software required to listen to the webcast.

The conference call may be accessed by dialing 1-855-327-6837 (from within the U.S.) or 1-631-891-4304 (from outside of the U.S.) ten minutes prior to the scheduled start of the call; please reference “Cherry Hill First Quarter 2017 Earnings Call.”

A telephonic replay of the conference call will also be available two hours following the completion of the call through 11:59 P.M. Eastern Time on June 9, 2017 by dialing 1-844-512-2921 (from within the U.S.) or 1-412-317-6671 (from outside of the U.S.); please reference access code “10002946.”

About Cherry Hill Mortgage Investment Corporation

Cherry Hill Mortgage Investment Corporation is a real estate finance company that acquires, invests in and manages residential mortgage assets in the United States. Cherry Hill Mortgage Investment Corporation is externally managed and advised by Cherry Hill Mortgage Management, LLC.  For additional information, visit www.chmireit.com.

Forward-Looking Statements

This press release contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including, among others, statements relating to the Company’s long-term growth opportunities and strategies, its ability to complete the pending Aurora transaction, its ability to execute on the anticipated strategy of purchasing full MSRs, expand its market opportunities and create its own Excess MSRs and its ability to generate sustainable and attractive risk-adjusted returns for stockholders. These forward looking statements are based upon the Company’s present expectations, but these statements are not guaranteed to occur. For a description of factors that may cause the Company's actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company's Annual Report on Form 10-K for the year ended December 31, 2016, and other documents filed by the Company with the Securities and Exchange Commission.

Contact:
Cherry Hill Mortgage Investment Corporation
Investor Relations
(877) 870-7005
InvestorRelations@CHMIreit.com